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                                                                    EXHIBIT 99.1

                       STATEMENT OF ADDITIONAL INFORMATION

                          SHAFFER DIVERSIFIED FUND, LP

                    15,000 UNITS OF LIMITED PARTNER INTEREST

         Information about Shaffer Diversified Fund, LP and this offering of units of limited partner interest is contained in two parts -- this statement of additional information and a separate prospectus. Both the prospectus and this statement of additional information must be provided to you prior to your investment in the fund. Your should carefully read both the prospectus and this statement of additional information prior to making an investment.

     You may obtain a free copy of the most recent prospectus for the fund, which is dated as of _____________, 2000, by writing to the general partner of the fund:

                         Shaffer Asset Management, Inc.
                              70 West Red Oak Lane
                          White Plains, New York 10604

         THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.


_____________, 2000